UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): May 16, 2006
CROSSTEX ENERGY, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	000-50067	16-1616605

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2501 CEDAR SPRINGS, SUITE 100 DALLAS, TEXAS	75201

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (214) 953-9500
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 16, 2006, Crosstex Energy, L.P. (the “Partnership”) entered into a privately negotiated Senior Subordinated Series C Unit Purchase Agreement (the “Purchase Agreement”) with Chieftain Capital Management, Inc. (as agent and attorney-in-fact for the purchasers who are its clients under separate investment advisor agreements), two closed-end funds sub-advised by Fiduciary Asset Management, LLC, Kayne Anderson MLP Investment Company, Kayne Anderson Energy Total Return Fund, Inc., LB I Group Inc., an affiliate of Lehman Brothers Inc., Tortoise Energy Infrastructure Corporation, Lubar Equity Fund, LLC, in which Sheldon B. Lubar, a member of the Board of Directors of the general partner of the general partner of the Partnership, owns a portion of the membership interest and also serves as a director of Lubar Equity Fund, LLC’s sole manager, Lubar & Co., Incorporated, and Crosstex Energy, Inc. (collectively, the “Purchasers”) to issue and sell an aggregate of 12,839,650 Senior Subordinated Series C units representing limited partner interests of the Partnership (the “Senior Subordinated Series C Units”) for a purchase price of $28.06 per unit. The purchase price was negotiated by the Partnership and the Purchasers in an arms-length negotiation prior to entering into the Chief Acquisition Agreement, as defined below, based on the market price of the Common Units, as defined below, at such time. Net proceeds to the Partnership from the private placement, including the general partner’s proportionate capital contribution and expenses associated with the sale, are expected to be approximately $367.6 million.
     The Purchase Agreement was entered into to partially finance the acquisition of Chief Holdings LLC’s natural gas gathering pipeline systems and related facilities in the Barnett Shale pursuant to that certain Purchase and Sale Agreement, dated May 1, 2006, by and among Crosstex Energy Services, L.P., a wholly-owned subsidiary of the Partnership, Chief Holdings LLC and certain other parties named therein (the “Chief Acquisition Agreement”). The Purchase Agreement is scheduled to close concurrently with the closing of the Chief Acquisition Agreement, which the Partnership expects to occur in late June 2006. The Purchase Agreement may be terminated if the closing of the Chief Acquisition Agreement does not occur on or before August 31, 2006. The closing of the Purchase Agreement is conditioned upon the closing of the Chief Acquisition Agreement and other customary conditions.
     The Senior Subordinated Series C Units to be issued to the Purchasers under the Purchase Agreement will automatically convert into common units representing limited partner interests of the Partnership (the “Common Units”) on February 16, 2008 at a ratio of one Common Unit for each Senior Subordinated Series C Unit. The Senior Subordinated Series C Units will not be entitled to distributions of available cash from the Partnership until such date.
     In connection with the closing of the Purchase Agreement, (i) the Partnership has agreed to enter into a Registration Rights Agreement with the Purchasers relating to the registered resale of the Senior Subordinated Series C Units and the Common Units issuable upon conversion of the Senior Subordinated Series C Units purchased pursuant to the Purchase Agreement and (ii) Crosstex Energy GP, LLC, the general partner of Crosstex Energy GP, L.P., the general partner of the Partnership, will enter into the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, which provides for the rights and obligations of the Senior Subordinated Series C Units. Each of the Purchasers has agreed not to sell any of the Senior Subordinated Series C Units acquired under the Purchase Agreement until the expiration of 90 days after the closing of the Purchase Agreement.
     The description of the Purchase Agreement above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, a copy of which is filed as an Exhibit to this Current Report on Form 8-K and is incorporated herein by reference.
Item 3.02 Unregistered Sales of Equity Securities.
     On May 16, 2006, the Partnership entered into a privately negotiated Purchase Agreement with the Purchasers to issue and sell 12,829,650 Senior Subordinated Series C Units. Pursuant to the terms of the Purchase Agreement, the Senior Subordinated Series C Units will be issued and sold by the Partnership concurrently with the closing of the Chief Acquisition Agreement in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. For additional information about the Purchase Agreement, see Item 1.01 of this Current Report on Form 8-K which is incorporated in this Item 3.02 by reference.
Item 7.01 Regulation FD Disclosure
     On May 17, 2006, the Partnership issued a press release announcing that it had entered into the Purchase Agreement with the Purchasers. A copy of the press release is furnished as an Exhibit to this Current Report on Form 8-K. In accordance with General Instruction B.2. of Form 8-K, the information set forth in this Item 7.01 and in the attached Exhibit 99.1 are deemed to be furnished and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

EXHIBIT
NUMBER		DESCRIPTION

10.1	—	Senior Subordinated Series C Unit Purchase Agreement, dated as of May 16, 2006, by and among Crosstex Energy, L.P. and each of the Purchasers set forth on Schedule A thereto.

99.1	—	Press release dated May 17, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSTEX ENERGY, L.P.

	By:	Crosstex Energy GP, L.P., its General Partner

	By:	Crosstex Energy GP, LLC, its General Partner

Date: May 17, 2006	By:	/s/ William W. Davis

William W. Davis
Executive Vice President and
Chief Financial Officer

INDEX TO EXHIBITS

EXHIBIT
NUMBER		DESCRIPTION

10.1	—	Senior Subordinated Series C Unit Purchase Agreement, dated as of May 16, 2006, by and among Crosstex Energy, L.P. and each of the Purchasers set forth on Schedule A thereto.

99.1	—	Press release dated May 17, 2006.

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